Exhibit 99.1

Independent Auditor’s Report

Board of Directors
Cartesian Therapeutics, Inc.
704 Quince Orchard Road
Gaithersburg, MD 20878

Opinion

We have audited the financial statements of Cartesian Therapeutics, Inc. (the Company), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations and comprehensive loss, preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Potomac, Maryland
January 23, 2024

Cartesian Therapeutics, Inc.
Balance Sheets
(Amounts in thousands, except share data)

	December 31 , 2022	December 31 , 2021
Assets
Current assets:
Cash and cash equivalents	$12,001	$4,735
Accounts receivable	994	3,129
Payroll tax credit receivable	351	225
Prepaid expenses and other current assets	59	50
Total current assets	$13,405	$8,139
Non-current assets:
Property and equipment, net	197	309
Right-of-use asset, net	983	1,195
Security deposit	25	25
Total assets	$14,610	$9,668
Liabilities, preferred stock and stockholders' deficit
Current liabilities:
Lease liability	$228	$172
Deferred revenue	-	117
NIH liability	461	-
Accrued expenses and other current liabilities	949	978
Total current liabilities	$1,638	$1,267
Non-current liabilities:
NIH liability	-	345
Lease liability, net of current	880	1,108
Total liabilities	$2,518	$2,720
Commitments and contingencies (Note 11)
Series A Preferred Stock; $0.01 par value, 220 authorized, 219.125 issued and outstanding as of
December 31, 2022 and December 31, 2021	9,623	9,623
Series B Preferred Stock; $0.01 par value, 110 authorized, 109.267 issued and outstanding as of
December 31, 2022 and December 31, 2021	7,128	7,128
Series B-1 Preferred Stock; $0.01 par value, 77 authorized, 65.017 issued and outstanding as of
December 31, 2022 and December 31, 2021	3,162	3,162
Series B-2 Preferred Stock; $0.01 par value, 195 authorized, 193.644 issued and outstanding as of
December 31, 2022 and none authorized, issued and outstanding as of December 31, 2021	12,144	-
Series B-2 Preferred Stock Subscription Receivable	(1,333)	-
Stockholders' deficit:
Common stock, $0.01 par value, 3,200 authorized, 1,240.625 issued and outstanding as of December 31, 2022 and 1,237.625 issued and outstanding as of December 31, 2021	-	-
Additional paid-in capital	7,432	6,644
Accumulated deficit	(26,064)	(19,609)
Total stockholders’ deficit	$(18,632)	$(12,965)
Total liabilities, preferred stock and stockholders' deficit	$14,610	$9,668

The accompanying notes are an integral part of these financial statements.

Cartesian Therapeutics, Inc.
Statements of Operations and Comprehensive Loss
(Amounts in thousands)

	Year Ended December 31 ,
	2022	2021
Grant revenue:	$1,449	$3,337

Operating expenses:
Research and development	6,841	6,090
General and administrative	1,244	1,006
Total operating expenses	8,085	7,096
Loss from operations	(6,636)	(3,759)
Other income, net:
Interest income	35	3
Other income, net	146	116
Total other income	181	119
Net loss	$(6,455)	$(3,640)

The accompanying notes are an integral part of these financial statements.

Cartesian Therapeutics, Inc.
Statements of Preferred Stock and Stockholders’ Deficit
(Amounts in thousands, except share data)

	Series A Preferred Stock		Series B Preferred Stock		Series B-1 Preferred Stock		Series B-2 Preferred Stock		Series B-2 Preferred Stock Subscription Receivable	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	-	$ -	-	$ -	-	$ -	-	$ -	$ -	169.125	$ -	109.267	$ -	1,287.625	$ -	$ 20,909	$ (15,319)	$ 5,590
Issuance of Series B-1 Preferred Stock, net of $16 of issuance costs	-	-	-	-	65.017	4,207	-	-	-	-	-	-	-	-	-	-	-	-
Exchange of Common Stock to Series A Preferred Stock	50.000	2,196	-	-	-	(1,045)	-	-	-	-	-	-	-	(50.000)	-	(500)	(650)	(1,150)
Reclassification of Series A and Series B Preferred Stock	169.125	7,427	109.267	7,128	-	-	-	-	-	(169.125)	-	(109.267)	-	-	-	(14,555)	-	(14,555)
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	790	-	790
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(3,640)	(3,640)
Balance at December 31, 2021	219.125	$ 9,623	109.267	$ 7,128	65.017	$ 3,162	-	$ -	$ -	-	$ -	-	$ -	1,237.625	$ -	$ 6,644	$ (19,609)	$ (12,965)
Issuance of Series B-2 Preferred Stock, net of $24 of issuance costs	-	-	-	-	-	-	193.644	12,144	(1,333)	-	-	-	-	-	-	-	-	-
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	719	-	719
Exercise of options to purchase common stock	-	-	-	-	-	-	-	-	-	-	-	-	-	3.000	-	69	-	69
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(6,455)	(6,455)
Balance at December 31, 2022	219.125	$ 9,623	109.267	$ 7,128	65.017	$ 3,162	193.644	$ 12,144	$ (1,333)	-	$ -	-	$ -	1,240.625	$ -	$ 7,432	$ (26,064)	$ (18,632)

The accompanying notes are an integral part of these financial statements.

Cartesian Therapeutics, Inc.
Statements of Cash Flows
(Amounts in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(6,455)	$(3,640)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	112	123
Non-cash lease expense	212	128
Stock-based compensation expense	719	790
Changes in operating assets and liabilities:
Accounts receivable	2,135	(2,135)
Payroll tax credit receivable	(126)	(72)
Prepaid expenses and other current assets	(9)	(51)
Operating lease liability	(172)	(108)
Deferred revenue	(117)	117
NIH liability	116	79
Accrued expenses and other current liabilities	122	(32)
Net cash used in operating activites	(3,463)	(4,801)
Cash flows from investing activities
Purchases of property and equipment	(151)	-
Net cash used in investing activities	(151)	-
Cash flows from financing activities
Net proceeds from issuance of Series B-1 Preferred Stock	-	4,207
Net proceeds from issuance of Series B-2 Preferred Stock	10,811	-
Proceeds from exercise of stock options	69	-
Net cash provided by financing activities	10,880	4,207
Net change in cash and cash equivalents	7,266	(594)
Cash and cash equivalents at beginning of period	4,735	5,329
Cash and cash equivalents at end of period	$12,001	$4,735

Noncash investing and financing activities
Issuance of Series B-2 Preferred Stock subscription	$1,333	$-
Purchase of equipment not yet paid	$-	$151
Increase in right-of-use asset due to lease modification	$-	$893
Increase in lease liability due to lease modification	$-	$893

 The accompanying notes are an integral part of these financial statements.

Cartesian Therapeutics, Inc.
Notes to the Financial Statements

1. Description of the Business

Cartesian Therapeutics, Inc. (the Company) is a clinical-stage cell therapy company engaged in the research and development of therapies for autoimmune diseases. The Company was incorporated in Delaware in December 2010, and is based in Gaithersburg, Maryland.

Since inception, the Company has devoted its efforts principally towards research and development, recruiting personnel, and raising capital. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, infrastructure and extensive compliance-reporting capabilities.

There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies.

Liquidity and Management’s Plan

To date, the Company has financed its operations primarily through private sales of its securities and funding received from research grants. The Company currently has no source of product revenue, and it does not expect to generate product revenue in the near term. The Company has devoted substantially all of its financial resources and efforts to developing its RNA cell therapies for autoimmune diseases.

As of December 31, 2022, the Company’s cash and cash equivalents were $12.0 million. On November 13, 2023, the Company merged with Selecta Biosciences, Inc. (Selecta). See Note 14 for further details.

2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP) and pursuant to the applicable rules and regulations of the Securities and Exchange Commission (SEC). Any reference in these notes to applicable guidance is meant to refer to the authoritative accounting principles generally accepted in the United States as found in the Accounting Standard Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management considers many factors in selecting appropriate financial accounting policies and controls, and bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. In preparing these financial statements, management used significant estimates in the following areas, among others: the valuation of the Company’s common stock and estimating accrued research and development expenses. The Company assesses the above estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Cash Equivalents

Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase. As of December 31, 2022 and 2021, the Company’s cash held in money market funds and certificate of deposits were classified as cash and cash equivalents on the accompanying balance sheets.

Concentrations of Credit Risk and Off-Balance Sheet Risk

  Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Cash and cash equivalents are deposited with federally insured financial institutions in the United States and may, at times, exceed federally insured limits. Management believes that the financial institutions that hold the Company’s deposits are financially creditworthy and, accordingly, minimal risk exists with respect to those balances.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amounts of cash and cash equivalents, prepaid assets, accounts receivable, and accounts payable approximate their estimated fair value due to their short-term maturities.

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy is used to prioritize the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1—Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2—Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3—Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

To the extent that a valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may change for many instruments. This condition could cause an instrument to be reclassified within levels in the fair value hierarchy.

Accounts Receivable

The Company has accounts receivable due from contracts from government sponsored organizations. Amounts payable to the Company are recorded in accounts receivable when the Company’s right to consideration is unconditional. There is no allowance for doubtful accounts at December 31, 2022 or 2021. No account receivable balances were written off during the years ended December 31, 2022 or 2021.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which is generally five years for laboratory equipment. Maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are tested at the lowest level for which identifiable independent cash flows are available, which is at the entity level (“asset group”). An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. No impairment loss has been recorded during the years ended December 31, 2022 or 2021.

Revenue Recognition

The Company has contracts with the Department of Health and Human Services National Institute of Health (NIH) and other government-sponsored organizations for research and development related activities that provide for payments for reimbursed costs, which may include overhead and general and administrative costs as well as a related profit margin. The Company recognizes grant revenue from these contracts as it performs services under these arrangements when the funding is committed. Associated expenses are recognized when incurred as research and development expense. Grant revenue and related expenses are presented gross in the statements of operations as we have determined we are the primary obligor under the arrangements relative to the research and development services we perform as lead technical expert. Prefunded grant amounts are recorded as deferred revenue on the Company’s balance sheets. Amounts incurred that are subject to reimbursement from the sponsor are recorded as accounts receivable on the Company’s balance sheets.

Research and Development Costs

Costs related to research, design and development of cellular therapies are charged to research and development expense as incurred unless there is an alternative future use in other research and development projects. Research and development costs include, but are not limited to, payroll and personnel expenses, including stock-based compensation, for personnel contributing to research and development activities, laboratory supplies, outside services, and licenses and patent costs acquired to be used in research and development. Payments made prior to the receipt of goods or services to be used in research and development are deferred and recognized as expense in the period in which the related goods are received or services are rendered. License costs are expensed as research and development upon execution of the license agreement unless there is an alternative future use.

Clinical Trial Costs

Clinical trial expenses are a significant component of research and development expenses, and the Company outsources a significant portion of these costs to third parties. Third party clinical trial expenses include patient costs and costs for management of the trial. The accrual for site and patient costs includes inputs such as estimates of patient enrollment, patient cycles incurred, clinical site activations, and other pass-through costs. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected on the balance sheets as a prepaid asset or accrued clinical trial cost. These third party agreements are generally cancellable, and related costs are recorded as research and development expenses as incurred. Non-refundable advance clinical payments for goods or services that will be used or rendered for future research and development activities are recorded as a prepaid asset and recognized as expense as the related goods are delivered or the related services are performed. The Company also records accrued liabilities for estimated ongoing clinical research and development costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be made in determining the accrued balances at the end of any reporting period. Actual results could differ from the estimates made by the Company. The historical clinical accrual estimates made by the Company have not been materially different from the actual costs.

Payroll Tax Credits

The Company has generated research and development payroll tax credits under the provisions of the Internal Revenue Code. The Company adopted a policy to account for such government assistance as income when all conditions imposed by the government to be entitled to receive the funding have been substantially met. Therefore, the Company recognizes, as income, payroll tax credits in the period it incurs payroll taxes for which the credit is earned. Amounts recognized that have not been collected from the government are recorded as a receivable on the Company’s balance sheets. The Company recognized income of $126,160 and $114,797 during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, the Company has a receivable balance of $351,116 and $224,956, respectively.

Income Taxes

The Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more-likely-than-not be realized.

The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If it is not more-likely-than-not that a position will be sustained, none of the benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. To date, the Company has not incurred interest and penalties related to uncertain tax positions.

Preferred Stock

The Company records all preferred stock at their respective fair values on the dates of issuance less issuance costs. The Company classifies its preferred stock outside of stockholders’ deficit when the redemption of such shares is outside the Company’s control. The Company does not adjust the carrying values of the preferred stock to the liquidation preferences of such stock until such time as a deemed liquidation event is probable of occurring.

Stock Issuance Costs

Stock issuance costs, consisting primarily of legal expenses, are capitalized until stock is issued, at which time the costs are recorded in stockholders' equity as a reduction of additional paid-in-capital generated as a result of the issuance.

Stock-Based Compensation

The Company accounts for all stock-based compensation granted to employees and non-employees using a fair value method. Stock-based compensation is measured at the grant date fair value and is recognized over the requisite service period of the awards, usually the vesting period, on a straight-line basis. The Company has elected to account for forfeitures as they occur. Stock-based compensation expense recognized in the financial statements is based on awards that ultimately vest.

The Company calculates the fair value of its common stock by considering independent valuations by a third-party valuation specialist and considers factors it believes are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. The Company believes the combination of these factors provides an appropriate estimate of the expected fair value of the Company and reflects the best estimate of the fair value of the Company’s common stock at each grant date.

Leases

The Company accounts for its leases in accordance with ASC Topic 842, Leases (ASC 842), and determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets, lease liabilities and, if applicable, long-term lease liabilities. The Company elected not to recognize leases with an original term less than one year on its balance sheet. Operating lease right-of-use (ROU) assets and their corresponding lease liabilities are recorded based on the present value of lease payments over the expected remaining lease term. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rates, which are the rates incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment.

In accordance with the guidance in ASC 842, the fixed and in-substance fixed contract consideration must be allocated to lease and non-lease components based on their relative fair values. Non-components of a contract (e.g., administrative tasks that do not transfer a good or service to the Company, reimbursement or payment of a lessor’s cost, etc.) do not receive an allocation of the consideration in the contract. Although allocation of consideration of lease and non-lease components is required, the Company elected the practical expedient to not separate lease components (e.g. land, building, etc.) and non-lease components (e.g., common area maintenance, consumables, etc.). The lease component results in an operating right-of-use asset being recorded on the balance sheet and amortized on a straight-line basis as lease expense. Right-of-use assets and operating lease liabilities are remeasured upon certain modifications to leases using the present value of remaining lease payments and the estimated incremental borrowing rate upon lease modification.

Recent Accounting Pronouncements

Recently Adopted

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The Company has adopted ASU 2020-06 as of January 1, 2021 using the full retrospective method. The adoption of ASU 2020-06 had no impact on the Company's financial statements and disclosures.

Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. Subsequently, in November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses. ASU 2016-13 requires entities to measure all expected credit losses for most financial assets held at the reporting date based on an expected loss model which includes historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires enhanced disclosures to help financial statement users better understand significant estimates and judgments used in estimating credit losses. This ASU is effective for smaller reporting companies for fiscal years beginning after December 15, 2022, with early adoption permitted. The adoption of ASU 2016-13 is not expected to have an impact on the Company’s financial position or results of operations upon adoption.

3. Fair Value Measurements

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 (in thousands):

	December 31, 2022
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash equivalents)	$1,004	$1,004	$—	$—
Certificates of deposit (included in cash equivalents)	25	25	—	—
Total assets	$1,029	$1,029	$—	$—

Liabilities:
Contingent payment to NIH	$461	$—	$—	$461
Total liabilities	$461	$—	$—	$461

	December 31, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash equivalents)	$4,502	$4,502	$—	$—
Certificates of deposits (included in cash equivalents)	25	25	—	—
Total assets	$4,527	$4,527	$—	$—

Liabilities:
Contingent payment to NIH	$345	$—	$—	$345
Total liabilities	$345	$—	$—	$345

The fair value of the payment to NIH that is contingent upon certain liquidity or financing events (See Note 13) was based on significant inputs not observable in the market, including estimates regarding the probability of certain future events and outcomes and estimates regarding timing of those events and outcomes, with an applied discount representative of time value, that represents a Level 3 measurement within the fair value hierarchy. The following table summarizes the change in the fair value of the Company’s contingent payment to NIH, which is classified within the Level 3 fair value hierarchy (in thousands):

Total
Balance at December 31, 2020	$266
Change in fair value of contingent payment to NIH	79
Balance at December 31, 2021	$345
Change in fair value of contingent payment to NIH	116
Balance at December 31, 2022	$461

There were no transfers within the fair value hierarchy during the years ended December 31, 2022 or 2021.

4. Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31,
	2022	2021
Laboratory equipment	$779	$779
Less accumulated depreciation	(582)	(470)
Property and equipment, net	$197	$309

Depreciation expense was approximately $112,000 and $123,000 for the years ended December 31, 2022 and 2021, respectively.

5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2022	2021
Accrued external research and development costs	$758	$600
Accrued professional and consulting services	60	72
Accrued payroll	98	115
Accrued equipment	—	151
Other current liabilities	33	40
Accrued expenses and other current liabilities	$949	$978

6. Leases

The Company entered into an office lease in May 2018 for 4,762 square feet of space in an office building in Gaithersburg, Maryland. In 2021, the Company amended its lease for an additional 3,147 square feet of space in the same building and to extend the lease term for its current leased space. The lease ends for both leased spaces in December 2027. The lease does not contain any renewal rights. The Company paid the landlord a security deposit of $25,000 which is included in long term assets on the Company’s balance sheets.

For the years ended December 31, 2022 and 2021, the components of lease costs were as follows (in thousands):

	Year Ended December 31,
	2022	2021
Operating lease cost	$299	$191
Variable lease cost	147	57
Total lease cost	$446	$248

The maturity of the Company’s operating lease liabilities as of December 31, 2022 were as follows (in thousands):

December 31,
2022
2023	$300
2024	309
2025	318
2026	328
2027	28
Thereafter	-
Total future minimum lease payments	1,283
Less imputed interest	(175)
Total operating lease liabilities	$1,108

The supplemental disclosure for the statement of cash flows related to operating leases were as follows (in thousands):

	December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:	$260	$172

Other than the initial recording of the right-of-use asset and lease liability, which were non-cash, the changes in the Company’s right-of-use asset and lease liability for the years ended December 31, 2022 and 2021 are reflected in the non-cash lease expense and accrued expenses and other liabilities, respectively, in the statements of cash flows.

The following summarizes additional information related to operating leases:

	December 31,
	2022	2021
Weighted-average remaining lease term	4.1 years	5.08 years
Weighted-average discount rate	7.3%	7.3%

7. Preferred Stock

On January 26, 2021, the Company amended its Restated Certificate of Incorporation, to increase its authorized shares to 407 shares of preferred stock, $0.01 par value per share. In 2021, the Company issued 65.017 shares of Series B-1 preferred stock, with a par value of $0.01, at a price of $64,961.92 per share for consideration totaling $4,223,778. Upon the issuance of the Series B-1 Preferred Stock in January 2021, the Company reclassified its Series A and Series B Preferred Stock to temporary equity because such stock is redeemable upon the occurrence of certain events that are not solely within the control of the issuer. The reclassification to temporary equity of Series A and Series B Preferred Stock was recorded at the fair value.

Contemporaneous with the Series B-1 Preferred Stock offering, one of the Company's investors converted 50 shares of common stock into 50 shares of Series A Preferred Stock. The Company recorded the Series A Preferred Stock at fair value. The difference between the fair value of the Series A Preferred Stock and the fair value of the common stock at the date of the exchange was recorded as a Series B-1 Preferred Stock issuance cost. The difference between the original issuance price and the fair value of the common stock at the date of the exchange was recorded as an adjustment to retained earnings.

 On December 12, 2022, the Company amended its Restated Certificate of Incorporation to increase its authorized shares to 602 shares of Preferred Stock. In December 2022, the Company issued 193.644 shares of Series B-2 preferred stock, with a par value of $0.01, at a price of $62,833.19 per share for consideration totaling $12,167,170. Cash consideration received in December 2022 was $10,834,164. The remaining $1,333,006 is included in stock subscription receivable on the accompanying December 31, 2022 balance sheet. The stock subscription receivable was collected in January 2023.

The Company’s preferred stock has the following characteristics:

Conversion Features

Preferred stockholders may voluntarily convert any or all of their preferred shares into common shares at any time at a price determined by dividing the original issue price by the conversion price for each series of preferred stock. There are provisions which require adjustment to this conversion price in the event of certain dilution events. However, In the event of a liquidation, dissolution or winding up of the Company or a deemed liquidation event, the conversion rights shall terminate.

Upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $62,833.19 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds (net of underwriting discount and commissions) to the Company or (b) the date and time, or the occurrence of an event, specified by vote or written consent of at least seventy- five percent (51%) of the outstanding preferred stock, voting as a single class, then (i) all outstanding shares of preferred stock shall automatically be converted into shares of common stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Company.

Voting Rights

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

The holders of record of the shares of preferred stock, exclusively and as a separate class, are entitled to elect one (1) director of the Company and the holders of record of common stock, exclusively and as a separate class, are entitled to elect one (1) director of the Company. The holders of record of common stock and preferred stock, exclusively and voting together as a single class, are entitled to elect the balance of the total number of directors of the Company.

Dividends

 Dividends may be paid at the Board of Directors' discretion. However, the preferred stockholders are entitled to receive dividends prior to payment of dividends to common stockholders.

Liquidation Preference

Upon liquidation of the Company (whether voluntary or not), each preferred stockholder shall be entitled to be paid prior to common stockholders.

Redemption

The preferred stock is not redeemable at the option of the holder or the Company, except in accordance with a deemed liquidation event.

8. Common Stock

On January 26, 2021, the Company amended its Restated Certificate of Incorporation, to increase its authorized shares to 3,200 shares of Common Stock, par value $0.01 per share.

 The voting, dividend and liquidation rights of the common stockholders are subject to and qualified by the rights, powers and preferences of the preferred stock. The common stock has the following characteristics:

Voting

The common stockholders are entitled to one vote for each share of common stock held with respect to all matters voted on by the stockholders of the Company.

Dividends

The common stockholders are entitled to receive dividends, if and when declared by the Board of Directors. Through December 31, 2022, no dividends have been declared or paid on common stock.

Liquidation

Upon liquidation of the Company, the common stockholders are entitled to receive all assets of the Company available for distribution to such stockholders.

9. Stock-Based Compensation Expense

The Company has a 2016 Stock Incentive Plan (the 2016 Plan) that permits granting of options or restricted stock to employees, officers, directors, consultants and advisors to the Company. The grantees, and grant dates, are determined and approved by the Board or a committee designated by the Board. The plan allows for the issuance of up to 200 shares of common stock. The awards typically include graded vesting over four years (i.e., 25% vest at the end of each year) with a ten year contractual term. Additionally, under the individual award agreements, only full shares can be exercised.

In April 2021, the Company repriced and reissued all its prior stock option awards with an exercise price above $23,005 per share to an exercise price of $23,005 per share (the 2021 Repricing). The Company accounted for the 2021 repricing as a modification for accounting purposes. For options vested at the modification date, the Company immediately recognized the difference between the fair value of the modification award and its original grant date value. For unvested awards at the modification date, the Company recognized the sum of the unrecognized compensation cost of the shares plus the incremental fair value of the modified award over the remaining service period. Additionally, in October 2022, the Company modified a stock option held by an option holder upon termination of their employment by the Company. The stock option was modified to accelerate vesting. The aggregate amount of expense recognized in connection with these modifications was approximately $8,000 and $305,000 for the years ended December 31, 2022 and 2021, respectively.

Stock-based compensation expense by classification included within the statements of operations and comprehensive income (loss) was as follows (in thousands):

	Year Ended December 31,
	2022	2021
Research and development	$719	$790
General and administrative	-	-
Total stock-based compensation expense	$719	$790

The estimated grant date fair values of employee stock option awards granted under the 2016 Plan were calculated using the Black-Scholes option pricing model, based on the following range of assumptions:

	Year Ended December 31,
	2022	2021
Risk-free interest rate	1.13% - 1.96%	0.85% - 1.45%
Dividend yield	—	—
Expected term	1.0 – 7.0	5.0 - 7.0
Expected volatility	95%	95%
Fair value of common stock	$23,005	$23,005 – 64,962

The expected term of the Company's stock options granted to employees has been determined utilizing the "simplified" method for awards that qualify as "plain-vanilla" options. Under the simplified method, the expected term is presumed to be the midpoint between the vesting date and the end of the contractual term. The Company utilizes this method due to lack of historical exercise data and the plain nature of its stock-based awards.

The weighted average grant date fair value of stock options granted to employees during the years ended December 31, 2022 and 2021 was $16,862 and $27,881, respectively.

As of December 31, 2022, total unrecognized compensation expense related to unvested employee stock options was approximately $969,000, which is expected to be recognized over a weighted average period of 2.13 years.

The following table summarizes the stock option activity under the 2016 Plan and includes the effect to the 2021 Repricing:

	Number of options	Weighted-average exercise price ($)	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2021	153	$18,755	7.88	$650
Granted	9	$23,005
Exercised	(3)	$23,005
Forfeited	(7)	$23,005
Outstanding at December 31, 2022	152	$18,727	6.90	$425

Vested at December 31, 2022	110	$17,094	6.25	$425
Vested and expected to vest at December 31, 2022	152	$18,727	6.90	$425

10. Income Taxes

The Company provides for income taxes under ASC 740. Under ASC 740, the Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse.

 The income tax provision shown on the statements of income for the years ended December 31, 2022 and 2021 consists of the following (in thousands):

Year Ended December 31,
	2022	2021
Current: Federal	$-	$-
State	-	-
Deferred: Federal	-	-
State	-	-
Total	$-	$-

The following table provides a summary of difference between income tax benefit for the year ended December 31, 2022 and 2021, computed by applying the statutory federal income tax rate to earnings before taxes:

	Year Ended December 31,
	2022	2021
Loss before Income Tax	$(6,455)	$(3,640)
Tax provision (benefit) at federal statutory rate	(1,356)	(764)
State tax (net of federal benefit)	(421)	(237)
Stock Based Compensation	197	216
Non-deductible items and other permanent differences	-	(60)
Deferred Adjustments	-	-
Valuation Allowance	2,096	845
Research and development credit	(516)	-
Total Income Tax Provision	$-	$-

The Company’s effective tax rate for the years ended December 31, 2022 and 2021 was 0.0%, primarily due to the full valuation allowance.

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets are as follows (in thousands):

	Year Ended December 31,
	2022	2021
Deferred Tax Assets
Net operating loss carryforwards	$4,711	$5,012
Intangibles	7	7
Operating lease right-of-use liabilities	305	352
Stock based compensation	45	44
Research and development expenses	1,293	-
Charitable contribution carryforward	10	41
Accrual to cash	63	-
Research and development credit carryforward	784	268
Gross deferred tax assets	$7,218	$5,724

Deferred Tax Liabilities
Fixed Assets	$(54)	$(85)
Accrual to cash	-	(513)
Operating lease right-of-use assets	(271)	(329)
Gross deferred tax liabilities	(325)	(927)
Net deferred tax assets before valuation allowance	6,894	4,798
Valuation allowance	(6,894)	(4,798)
Net deferred tax assets	$—	$—

The Company has provided a full valuation allowance against its net deferred tax assets, as the Company believes that it is more likely than not that the deferred tax assets will not be realized. As of December 31, 2022, the Company has a net operating loss carryforward totaling $17.2 million (gross) that may be offset against future taxable income, of which $17.0 million can be carried forward indefinitely but will be subject to an 80% limitation. The Company has $0.5 million and $0.0 million, respectively, of federal and state research and development tax credit carryforwards, which will expire at various times through 2038. Utilization of the NOL carryforwards and research credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the Code), and similar state law due to ownership changes that could occur in the future.

The Company applies ASC 740, Income Taxes to uncertain tax positions. As of the adoption date and through December 31, 2022, the Company had no unrecognized tax benefits or related interest and penalties accrued. The Company files income tax returns in the U.S. federal and Maryland jurisdictions. The Company is no longer subject to U.S. federal and Maryland income tax examinations by tax authorities for years before 2019. There are currently no federal, state or foreign audits in progress.

11. Commitments and Contingencies

As of December 31, 2022, the Company was not a party to any litigation that could have a material effect on the Company’s business, financial position, results of operations or cash flows. The Company is a party in various other contractual disputes and potential claims arising from the ordinary course of business. The Company does not believe that the resolution of these matters will have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

12. Defined Contribution Plan

The Company maintains a defined contribution plan, or the 401(k) Plan, under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. The 401(k) Plan provides for matching contributions on a portion of participant contributions pursuant to the 401(k) Plan’s matching formula. The Company did not make any matching contributions during each of the years ended December 31, 2022 and 2021, respectively.

13. License Agreements

National Institutes of Health – multiple myeloma

In September 2015, the Company entered into an exclusive license agreement, which was subsequently amended in December 2022, with the National Institutes of Health (NIH) for rights relating to anti-BCMA CARs and CAR T-cells for treatment of multiple myeloma, wherein the CAR is expressed by certain non-viral methods. The license granted is worldwide and sublicensable. The Company agreed to pay, with certain exceptions, minimum five-figure annual license fees, which shall increase to $150,000 beginning in 2025. Additionally, the Company will incur a low single-digit royalty on Net Sales, plus a low double-digit sublicensing royalty, if any, on any sublicense consideration.

Additionally, the Company agreed to a non-refundable license royalty of either i) three-quarters of one percent (0.75%) of the Company’s fair market value at the time of its first Liquidity Event; or ii) $579,000 upon reaching forty million dollars ($40,000,000) in cumulative investor financing. The Company concluded the contingent payment met the definition of a derivative liability under ASC 815. As such, the Company recorded a liability on its balance sheet of $460,758 and $345,322 as of December 31, 2022 and 2021, respectively. The associated expense was recorded as research and development expense in the respective periods. The Company estimated the liability at each balance sheet date as the present value of the probability weighted contingent payment amounts. In November 2023, the Company entered into a merger agreement with Selecta (see Subsequent Events note below), whereby the Company elected to pay $579,000 to the NIH in full satisfaction of the royalty provision. Payment was made in December 2023.

National Institutes of Health - autoimmune diseases

 In July 2019, the Company entered into a nonexclusive license agreement with the National Institutes of Health for rights relating to certain anti-BCMA CARs and CAR T-cells for treatment of certain autoimmune diseases, wherein the CAR is expressed by certain mRNA methods. The license granted is worldwide and sublicensable.

In connection with this license agreement, the Company agreed to an upfront $100,000 license fee. The Company agreed to pay, with certain exceptions, minimum low five-figure annual license fees. Additionally, the Company will incur low single-digit royalties on Net Sales. The Company also agreed to pay up to $0.8 million upon the achievement of designated milestones.

14. Subsequent Events

In September 2023, the Company entered into a non-exclusive license agreement with Biogen MA, Inc. (Biogen) for rights related to certain anti-BCMA proteins. The license granted is worldwide and sublicensable. In connection with this license agreement, the Company agreed to an upfront payment of $500,000 license fee that was paid in October 2023. Additionally, the Company agreed to pay a mid-five-figure annual fee to Biogen. There are no other fees or royalties associated with the license. Biogen remains responsible for maintenance of the licensed patents and costs thereof.

On November 13, 2023, the Company entered into an Agreement and Plan of Merger with Selecta Biosciences, Inc. under which the existing shareholders of the Company received 6,723,639 shares of Selecta common stock and 384,930.724 shares of Selecta Series A Non-Voting Convertible Preferred Stock in exchange for all of the Company’s assets. Upon the merger, the Company became a wholly owned subsidiary of Selecta, which on the merger date, changed its name to Cartesian Therapeutics, Inc.